NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Jacque Fourchy
(831) 761-4741

GRANITE ANNOUNCES SECOND QUARTER 2008 RESULTS

Watsonville, California (July 30, 2008) Granite Construction Incorporated (NYSE:GVA) today announced net income for the second quarter ended June 30, 2008 of $25.6 million or $0.68 per diluted share, compared with net income of $43.8 million, or $1.05 per diluted share, for the same period last year. Operating income for the quarter was $45.4 million, compared with $66.9 million a year ago. Total revenues for the quarter were $694.3 million compared with $770.9 million a year ago.

William G. Dorey, Granite President and Chief Executive Officer, stated, “While we did not match last year’s record setting second quarter results, I am pleased with how our business performed this quarter. We are executing well in today’s highly competitive environment which is a testament to our people and the strength of our business model.”

General and administrative expenses for the second quarter ended June 30, 2008 totaled $65.8 million or 9.5% of revenue compared with $65.1 million or 8.4% of revenue for the second quarter of 2007.

“We are focusing on reducing our general and administrative costs by instituting a series of cost control initiatives, improving our processes and more efficiently utilizing our staff throughout the organization. Although we are making progress on these efforts, we do not expect to see a reduction in general and administrative expenses on an absolute dollar basis until 2009,” Dorey said.

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Total company backlog at June 30, 2008 was $2.1 billion compared with $2.5 billion at June 30, 2007, primarily reflecting the lack of any significant new awards in Granite East.

Minority interest for the quarter ended June 30, 2008 was $8.0 million compared with $4.8 million in the second quarter of 2007. The $3.2 million increase primarily reflects improved performance on our Granite East consolidated joint venture projects.

For the six-month period ended June 30, 2008, total company revenues were $1.1 billion compared with $1.3 billion for the same period last year. Gross profit as a percent of revenue for the six months ended June 30, 2008 increased to 18.1% compared with 14.0% last year. Operating income for the total company increased $22.6 million to $83.9 million compared with $61.3 million in 2007.

Operating Results by Segment
Granite West
Revenue for the quarter totaled $517.5 million compared with $542.4 million for the same period in 2007. Gross profit as a percent of revenue for the quarter ended June 30, 2008 was 18.0% compared with 20.2% last year. Operating income decreased $18.6 million for the quarter to $57.1 million compared with $75.7 million for the second quarter last year.

For the six-month period ended June 30, 2008, Granite West revenue totaled $757.5 million compared with $840.5 million for the same period last year. Gross profit as a percent of revenue for the six months ended June 30, 2008 was 17.6% compared with 19.2% last year. Operating income for Granite West decreased to $61.9 million for the same period compared with $96.7 million in 2007. Operating results for the segment continued to be affected by increased competition for construction services and lower demand for construction-related materials in some markets.

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Granite East
Revenue for the quarter was $170.8 million compared with $218.0 million for the same period last year. Gross profit as a percent of revenue for the quarter ended June 30, 2008 increased to 11.2% compared with 6.6% in the same period last year. Operating income for the quarter increased to $12.0 million compared with $7.1 million for the same period in 2007.

For the six-month period ended June 30, 2008, Granite East revenue totaled $384.9 million compared with $402.7 million for the same period last year. Gross profit as a percent of revenue for the six months ended June 30, 2008 was 20.3% compared with 1.6% last year. Operating income for Granite East totaled $64.1 million for the six-month period compared with an operating loss of $10.2 million for the same period in 2007. The significant year over year gross margin improvement and increase in operating income is largely due to improved performance on certain large projects.

Granite Land Company (“GLC”)
GLC revenue for the quarter was $6.1 million compared with $10.4 million for the same period last year. Negative gross margin as a percent of revenue for the period was 43.5% compared with a gross profit of 38.1% last year. Operating loss for the quarter was $3.2 million compared with operating income of $3.0 million in the second quarter of 2007.

For the six-month period ended June 30, 2008, GLC revenue was $6.8 million compared with $15.3 million in 2007. Negative gross margin as a percent of revenue for the period was 32.3% compared with a gross profit of 49.1% last year. Operating loss was $3.6 million for the six-month period compared with operating income of $5.9 million for the same period in 2007. The operating loss was due to a $4.5 million pre-tax impairment charge related to two investment properties in Northern California in the second quarter 2008.

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Outlook
“Our outlook for Granite remains very positive. We continue to expect Granite West 2008 revenue to be in the range of $1.8 to $2.0 billion with a corresponding gross profit margin in the range of 15% to 17%. Based on our results to date and our view of the remainder of the year, we are updating our gross profit margin expectations for Granite East from a range of 14% to 16% to a range of 15% to 17% in 2008. We continue to expect revenues for Granite East to be in the range of $700 to $800 million this year. As stated last quarter, minority interest for the total company is expected to be in the range of $45 to $50 million for the year. Longer term, our expectation for Granite East gross profit margin continues to be in the mid-teens.”

Conference Call
Granite will conduct a conference call tomorrow, July 31, 2008, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the second quarter ended June 30, 2008. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 54648865. The conference call will be recorded and available for replay from approximately two hours after the live call through August 15, 2008 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 54648865.

About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 5th straight year, Granite was named to FORTUNE’S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.

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Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management’s beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. In addition, statements in this press release that are not historical are “forward-looking statements” as in the Private Securities Litigation Reform Act of 1995. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

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GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended				Six Months Ended
	June 30,		Variance		June 30,		Variance
	2008	2007	Amount	Percent	2008	2007	Amount	Percent

Revenue
Construction	$580,943	$660,384	$(79,441)	(12.0)	$983,516	$1,077,016	$(93,500)	(8.7)
Material sales	$107,289	$100,091	$7,198	7.2	$158,843	$166,202	$(7,359)	(4.4)
Real estate	$6,100	$10,401	$(4,301)	(41.4)	$6,773	$15,318	$(8,545)	(55.8)
Total revenue	$694,332	$770,876	$(76,544)	(9.9)	$1,149,132	$1,258,536	$(109,404)	(8.7)
Cost of revenue
Construction	$486,716	$557,926	$71,210	12.8	$793,562	$942,080	$148,518	15.8
Material sales	$89,835	$78,878	$(10,957)	(13.9)	$138,891	$132,986	$(5,905)	(4.4)
Real estate	$8,755	$6,438	$(2,317)	(36.0)	$8,959	$7,800	$(1,159)	(14.9)
Total cost of revenue	$585,306	$643,242	$57,936	9.0	$941,412	$1,082,866	$141,454	13.1
Gross profit	$109,026	$127,634	$(18,608)	(14.6)	$207,720	$175,670	$32,050	18.2
Gross profit as a percent of revenue	15.7%	16.6%	(0.9)%	-	18.1%	14.0%	4.1%	-
General and administrative expenses	$65,760	$65,130	$(630)	(1.0)	$126,411	$119,467	$(6,944)	(5.8)
G&A expenses as a percent of revenue	9.5%	8.4%	(1.1)%	-	11.0%	9.5%	(1.5)%	-
Gain on sales of property and equipment	$2,155	$4,346	$(2,191)	(50.4)	$2,556	$5,059	$(2,503)	(49.5)

Operating income	$45,421	$66,850	$(21,429)	(32.1)	$83,865	$61,262	$22,603	36.9
Other income (expense)
Interest income	$3,593	$6,439	$(2,846)	(44.2)	$9,648	$13,282	$(3,634)	(27.4)
Interest expense	$(3,058)	$(2,028)	$(1,030)	(50.8)	$(7,568)	$(3,114)	$(4,454)	****
Equity in income (loss) of affiliates	$528	$(29)	$557	****	$(179)	$322	$(501)	****
Other, net	$184	$(433)	$617	****	$8,647	$(666)	$9,313	****
Total other income	$1,247	$3,949	$(2,702)	(68.4)	$10,548	$9,824	$724	7.4

Income before provision for income taxes and
minority interest	$46,668	$70,799	$(24,131)	(34.1)	$94,413	$71,086	$23,327	32.8
Minority interest	$(7,969)	$(4,799)	$(3,170)	(66.1)	$(30,464)	$(7,246)	$(23,218)	****
Net income	$25,618	$43,846	$(18,228)	(41.6)	$38,741	$41,597	$(2,856)	(6.9)

Net income per share:
Basic	$0.68	$1.07	$(0.39)	(36.4)	$1.03	$1.01	$0.02	2.0
Diluted	$0.68	$1.05	$(0.37)	(35.2)	$1.01	$1.00	$0.01	1.0
Weighted average shares of common stock:
Basic	37,426	41,096	(3,670)	(8.9)	37,782	41,044	(3,262)	(7.9)
Diluted	37,929	41,631	(3,702)	(8.9)	38,221	41,560	(3,339)	(8.0)

**** Represents percentages greater than 100%

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	June 30, 2008	December 31, 2007

Assets

Current assets
Cash and cash equivalents	$286,648	$352,434
Short-term marketable securities	88,230	77,758
Accounts receivable, net	418,657	397,097
Costs and estimated earnings in excess of billings	51,047	17,957
Inventories	63,930	55,557
Real estate held for sale	50,308	51,688
Deferred income taxes	44,887	43,713
Equity in construction joint ventures	42,844	34,340
Other current assets	66,297	96,969

Total current assets	1,112,848	1,127,513

Property and equipment, net	526,383	502,901

Long-term marketable securities	29,706	55,156

Investment in affiliates	30,502	26,475

Other assets	73,455	74,373

Total assets	$1,772,894	$1,786,418

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$35,039	$28,696
Accounts payable	237,561	213,135
Billings in excess of costs and estimated earnings	226,213	275,849
Accrued expenses and other current liabilities	211,907	212,265

Total current liabilities	710,720	729,945

Long-term debt	246,493	268,417

Other long-term liabilities	46,956	46,441

Deferred income taxes	18,228	17,945

Minority interest in consolidated subsidiaries	61,172	23,471

Shareholders' equity
Preferred stock, $0.01 par value, authorized
3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000
shares in 2008 and in 2007;
issued and outstanding 38,274,588 shares in
2008 and 39,450,923 shares in 2007	383	395
Additional paid-in capital	81,358	79,007
Retained earnings	608,525	619,699
Accumulated other comprehensive (loss) income	(941)	1,098

Total shareholders' equity	689,325	700,199

Total liabilities and shareholders' equity	$1,772,894	$1,786,418

	June 30,	December 31,
Financial Position	2008	2007

Working capital	$402,128	$397,568
Current ratio	1.57	1.54
Debt to total capitalization	0.29	0.30
Total liabilities to equity ratio	1.57	1.55

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GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - In Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2008
Revenue	$517,463	$170,769	$6,100	$757,465	$384,894	$6,773
Gross profit (loss)	$93,240	$19,072	$(2,655)	$133,319	$78,118	$(2,186)
Gross profit as a percent of revenue	18.0%	11.2%	-43.5%	17.6%	20.3%	-32.3%
Operating income (loss)	$57,117	$12,006	$(3,154)	$61,880	$64,142	$(3,603)
Operating income as a percent of revenue	11.0%	7.0%	-51.7%	8.2%	16.7%	-53.2%

2007
Revenue	$542,447	$218,028	$10,401	$840,541	$402,677	$15,318
Gross profit	$109,409	$14,411	$3,964	$161,738	$6,403	$7,519
Gross profit as a percent of revenue	20.2%	6.6%	38.1%	19.2%	1.6%	49.1%
Operating income (loss)	$75,747	$7,072	$2,978	$96,721	$(10,185)	$5,879
Operating income (loss) as a percent of revenue	14.0%	3.2%	28.6%	11.5%	-2.5%	38.4%

GRANITE CONSTRUCTION INCORPORATED
Backlog
(Unaudited - In Thousands)

Backlog by Division	June 30, 2008		March 31, 2008		June 30, 2007
Granite West	$1,188,948	55.5%	$868,530	44.7%	$986,316	39.4%
Granite East	$952,700	44.5%	$1,074,659	55.3%	$1,516,785	60.6%
Total	$2,141,648	100.0%	$1,943,189	100.0%	$2,503,101	100.0%

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